FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Royal Group Technologies Limited (the "Company")
1 Royal Gate Boulevard
Vaughan, Ontario
L4L 8Z7

Item 2	Date of Material Change

October 21, 2004

Item 3	News Release

A press release was issued on October 21, 2004 in Toronto, Ontario and disseminated across Canada by CCN Matthews.

Item 4	Summary of Material Change

On October 21, 2004, the Company announced that it has expanded the special committee of the board of directors that was established in December 2003 to conduct an independent investigation related to the Ontario Securities Commission and Royal Canadian Mounted Police investigations into transactions involving the Company and Royal St. Kitts Beach Resort Limited. The expanded special committee comprises all of the independent directors of the Company.

The Company also announced that it has expanded the mandate of the special committee to include the following in the context of the investigations and inquiries by the securities regulatory authorities and the RCMP and any similar or related investigations and inquiries that may be commenced by these or other authorities.

•	All communication and other dealings with the securities regulatory authorities and law enforcement agencies will be either undertaken by, or co-ordinated through, the special committee.

•	All news releases and other communications with the public and the media will be undertaken by, or co-ordinated through, the special committee.

•	The special committee will make determinations with respect to the role within the Company of any individuals who are currently involved in, or subsequently become involved in, any regulatory or law enforcement investigations and/or proceedings.

Item 5	Full Description of Material Change

Please see the press release attached hereto as Schedule "A".

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information, please contact:

Mark Badger
Vice President, Marketing and Corporate Communications
Tel: (905) 264-0701
Fax: (905) 264-0702

Item 9	Date of Report

November 1, 2004

Schedule "A"

NEWS RELEASE TRANSMITTED BY CCNMatthews
FOR: ROYAL GROUP TECHNOLOGIES LIMITED

TSX SYMBOL: RYG.SV
NYSE SYMBOL: RYG

OCTOBER 21, 2004 - 16:23 ET

Royal Group Technologies Expands Mandate of the Board's Special Committee

TORONTO, ONTARIO--(CCNMatthews - Oct. 21, 2004) - Royal Group Technologies Limited (RYG.SV:TSX, RYG:NYSE) today announced that it has expanded the special committee of its board of directors that was established in December 2003 to conduct an independent investigation related to the Ontario Securities Commission and Royal Canadian Mounted Police investigations into transactions involving the Company and Royal St. Kitts Beach Resort Limited. The Company has also expanded the mandate of the committee.

The expanded special committee comprises all of the independent directors of the Company: Ralph Brehn, Irvine Hollis, Robert Lamoureux, James Sardo and Ronald Slaght. Its expanded mandate will include the following in the context of the investigations and inquiries by the securities regulatory authorities and the RCMP and any similar or related investigations and inquiries that may be commenced by these or other authorities.

- All communication and other dealings with the securities regulatory authorities and law enforcement agencies will be either undertaken by, or co-ordinated through, the special committee.

- All news releases and other communications with the public and the media will be undertaken by, or co-ordinated through, the special committee.

- The special committee will make determinations with respect to the role within the Company of any individuals who are currently involved in, or subsequently become involved in, any regulatory or law enforcement investigations and/or proceedings.

The special committee will continue to be advised by Goodmans LLP, as independent legal counsel, and will receive input and assistance as appropriate from the Company's management and regular advisors.

"The board of directors determined that it was important to expand the committee and its mandate to ensure that these matters are dealt with effectively and independently, and to ensure that management can focus on the operations of the Company," stated James Sardo, the Chair of the special committee. "Based on the information now available to the independent directors, particularly the extensive investigation conducted by Kroll Linquist Avey, and in the absence of any new or contrary evidence or information, the independent directors continue to fully support the efforts of our Chief Executive Officer, Douglas Dunsmuir, to improve the Company's performance and enhance shareholder value."

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based building products, serving the home improvement, consumer and construction sectors of the market. The Company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate, and distribution services to its plants producing finished products. Royal Group's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe, and Asia. Additional investment information is available on Royal Group's web site at www.royalgrouptech.com under the "Investor Relations" section.

The information in this document contains certain forward-looking statements with respect to Royal Group, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expect", "should continue", "continue", "believe", "anticipate", "estimate", "contemplate", "target", "plan", "budget", "may", "will", "schedule" and "intend" or similar formulations. By their nature, these forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant, known and unknown, business, economic, competitive and other risks, uncertainties and other factors affecting Royal Group specifically or its industry generally that could cause actual performance, achievements and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodelling and construction activity; changes in product costs and pricing; an inability to achieve or delays in achieving savings related to the cost reductions or increases in revenues related to sales price increases; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring activities compared to the estimated costs of such actions; the ability to recruit and retain qualified employees; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenants in our credit facilities; changes in product mix; the growth rate of the markets into which Royal Group's products are sold; market acceptance and demand for Royal Group's products; changes in availability or prices for raw materials; pricing pressures resulting from competition; difficulty in developing and introducing new products; failure to penetrate new markets effectively; the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks; difficulty in preserving proprietary technology; adverse resolution of any litigation, investigations or administrative or intellectual property disputes; changes in securities or environmental laws, rules and regulations; currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of October 21, 2004 and Royal Group disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:
James Sardo
Chairman of the Special Committee
(905) 828-9943